Press Release

Edward D. Stewart and Daniel A. Bergeron join RBC Bearings Board of Directors

Oxford, CT – June 17, 2013– RBC Bearings Incorporated (Nasdaq: ROLL), a leading international manufacturer of highly-engineered precision plain, roller and ball bearings for the industrial, defense and aerospace industries, today announced the appointment of Edward D. Stewart and Daniel A. Bergeron to its Board of Directors effective June 14, 2013.

“We are pleased to welcome Ed Stewart to the RBC Board of Directors,” said Chairman, President and Chief Executive Officer, Dr. Michael J. Hartnett. “His years of experience with finance and operations, and service on other publicly-traded companies, will offer a valuable financial expert resource to the Board of Directors, the Audit Committee and me.”

“This is an exciting time to join RBC Bearings,” said Mr. Stewart. “I have great respect for this Company and its products and look forward to working with the Board and management team.”

Mr. Stewart is the former Chairman of the Board of ATC Technology Corporation and has served on other company Boards and Audit Committees. Mr. Stewart has many years of financial and operational experience with General Electric Company including as Executive Vice President of GE Capital and Chief Financial Officer of a number of other GE businesses.

Mr. Stewart is currently a member of the Board of Directors of Nordstrom fsb, a wholly owned subsidiary of Nordstrom, Inc. and a member of its Audit and Investment Committees. Mr. Stewart earned a Bachelor of Arts, Economics degree from Tufts University.

“We are also pleased to announce the appointment of Daniel Bergeron to the RBC Board of Directors” said Dr. Hartnett. “Dan is an accomplished executive with a wealth of knowledge, experience and financial expertise that will serve to further benefit our Board of Directors.”

Mr. Bergeron joined RBC Bearings in May, 2003 and has served as the Company’s Vice President and Chief Financial Officer since August 5, 2003. Prior to this, Mr. Bergeron served as Vice President and Chief Financial Officer at several publically-held and private companies. Mr. Bergeron holds a B.S. in Finance from Northeastern University and a M.B.A. from the University of New Haven.

About RBC

RBC Bearings Incorporated is an international manufacturer and marketer of highly engineered precision bearings and components. Founded in 1919, the Company is primarily focused on producing highly technical or regulated bearing products requiring sophisticated design, testing, and manufacturing capabilities for the diversified industrial, aerospace, and defense markets. Headquartered in Oxford, Connecticut, RBC Bearings currently employs approximately 2,145 people and operates 24 manufacturing facilities in four countries.

Contacts

RBC Bearings

Daniel A. Bergeron

203-267-5028

dbergeron@rbcbearings.com

FTI Consulting

Michael Cummings

617-897-1532

investors@rbcbearings.com